Press Release issued by Ambient Corporation on September 26, 2006
EX-99.1

Press Release

                              FOR IMMEDIATE RELEASE

AMBIENT ADVANCES TO EXPANDED DEPLOYMENT

This Phase to Pass 6000 Homes in Charlotte, NC

Boston, MA, September 26, 2006 - Ambient Corporation (OTCBB: ABTG), a leader in Broadband over Power Lines (BPL) solutions, today announced that it has entered into an Expanded Deployment Agreement with Duke Energy (NYSE: DUK), one of the largest investor-owned utilities in the United States.

"The importance of the commercial deployment coupled with FCC certification – both significant milestones - is unmistakable for the industry,” said John J. Joyce, President and CEO of Ambient. “We are enthusiastic about the opportunity to proceed with this first phase of commercial deployment with a leading utility.  As we have stated over these past few years, we have positioned ourselves as a leader in this burgeoning BPL industry.”

The deployment will include building connectivity to approximately 6,000 homes in Charlotte, North Carolina, and is part of an ongoing BPL pilot program at Duke. Ambient will provide an end-to-end solution for high-speed transmission and reception of data and voice via electric power lines for both broadband carrier and core utility applications and services.

“We believe that Duke’s cautious and rigorous approach to validating our BPL technology prior to this initial deployment further strengthens the credibility of the BPL industry,” continued Mr. Joyce.

In addition to utilizing Ambient’s industry-leading, FCC-certified X2 BPL Access Node (with up to three 200Mbit BPL interfaces), Ambient-designed next-generation overhead and underground couplers and BPL modems in the deployment, Ambient will provide the engineering and technical support needed to design, support and assist in the deployment and management of the network. The deployment will also include X2 nodes with integrated 802.11a/b/g Wi-Fi support to provide wireless access.

Ambient will license its Network Management Software (NMS) to Duke for monitoring and control of the network.

For further information on Ambient’s FCC–certified, next-generation BPL Access Node, the X², please refer to our press releases of May 3rd and September 7th of this year, available on the Ambient website (www.ambientcorp.com) or contact Anna Croop at (617) 614-6739.

About Ambient Corporation

Ambient Corporation, a development stage company and founding member of the Universal Powerline Association (UPA), is a pioneer in the Broadband over Power Lines (BPL) industry. Engaged in the design, development and marketing of patented BPL equipment and technologies, Ambient’s proprietary technology and in-depth industry experience is designed to provide optimal solutions for the Utility and Multi-Dwelling Unit (MDU) markets. Headquartered in Newton, MA, Ambient is a publicly traded company (OTC BB: ABTG).  Visit Ambient at www.ambientcorp.com.

This press release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Ambient Corporation with the SEC, including the company's most recent report on Form 10-KSB and 10-QSB, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Ambient assumes no obligation to update any forward-looking statements.  Ambient is a trademark of Ambient Corporation registered in the U.S. Patent and Trademark Office.

MEDIA CONTACT:

Ambient Corporation

Anna E. Croop

Director of Corporate Communications

(617) 614-6739

acroop@ambientcorp.com